EXHIBIT 1

April 18, 2000


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.   20549



Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on April 18, 2000 to be filed by our former client, Integrated Transportation Network Group, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO International